     Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

For Immediate Release

Investors Joan Tong 863-640-0826 joan.tong@mosaicco.com	Jason Tremblay 813-775-4282 jason.tremblay@mosaicco.com	Media Ben Pratt 813-775-4206 benjamin.pratt@mosaicco.com

THE MOSAIC COMPANY REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS

•Full year 2025 net income of $541 million. Fourth quarter net loss of $519 million was negatively impacted by several notable items.
•Full year 2025 adjusted EBITDA(1) was $2.4 billion. Fourth quarter adjusted EBITDA(1) of $505 million was impacted by weak U.S. demand.
•Fourth quarter phosphate production totaled 1.7 million tonnes, with improved performance continuing into early 2026. First quarter phosphate sales volumes are expected to recover sequentially to 1.7 to 1.9 million tonnes.
•2025 potash production totaled 8.8 million tonnes, with MOP output reaching its highest level since 2019. Esterhazy delivered its strongest finished product production since 2022, and Belle Plaine set a new record.
•Mosaic Fertilizantes operating earnings of $277 million in 2025 up 16% and adjusted EBITDA(1) of $567 million up 65% versus the prior year.
•Mosaic Biosciences contributed positively to fourth quarter adjusted EBITDA. 2025 net sales more than doubled to $68 million, and net sales are targeted to double again in 2026.
TAMPA, FL, February 24, 2026 - The Mosaic Company (NYSE: MOS) reported net income of $541 million and diluted earnings per share (EPS) of $1.70 for full year 2025. Adjusted EBITDA(1) was $2.4 billion and adjusted diluted EPS(1) was $2.27.
The company reported fourth quarter net loss of $519 million and diluted EPS of $(1.64). Adjusted EBITDA(1) totaled $505 million for the quarter and adjusted diluted EPS(1) was $0.22.
"Mosaic made significant progress in 2025. We fortified our assets to ensure reliable production, delivered meaningful cost and efficiency progress and divested non-core assets,” said President and CEO Bruce Bodine. “Deferred demand and higher raw material costs negatively impacted our year end results, but demand is expected to recover as we move toward the planting season."

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Consolidated Results:

In millions $ except as noted below	Q4 2025	Q4 2024	2025	2024
Net Sales (Billions)	$3.0	$2.8	$12.1	$11.1
Selling, General and Administrative expenses	$119	$113	$534	$497
Operating Earnings (Loss)	$(101)	$100	$822	$622
Operating Earnings (Loss) – Phosphate	$(98)	$44	$135	$225
Operating Earnings (Loss) – Potash	$58	$123	$638	$604
Operating Earnings (Loss) – Mosaic Fertilizantes	$(26)	$79	$277	$238
Operating Earnings (Loss) – Corporate and Other	$(34)	$(146)	$(229)	$(446)
Net Income (Loss)	$(519)	$169	$541	$175
Adjusted EBITDA(1)	$505	$594	$2,421	$2,202
Adjusted EBITDA - Phosphate(1)	$144	$341	$917	$1,191
Adjusted EBITDA - Potash(1)	$336	$212	$1,183	$944
Adjusted EBITDA – Mosaic Fertilizantes(1)	$45	$82	$567	$344
Adjusted EBITDA – Corporate and Other(1)	$(20)	$(41)	$(246)	$(277)
The fourth quarter net loss of $519 million reflected $422 million in pre-tax notable items which includes a $189 million impairment related to the Carlsbad asset held for sale, $110 million of goodwill and fixed asset impairments in Mosaic Fertilizantes and $223 million of various other items including foreign currency losses, mark-to-market adjustments, and asset retirement obligations. These impacts were partially offset by a gain of $100 million related to asset sales in Mosaic Fertilizantes, including a $94 million gain from the Patos de Minas transaction. Fourth quarter earnings were also impacted by a $261 million after-tax reserve on deferred tax assets in Mosaic Fertilizantes.
Net income in 2025 was $541 million, compared with $175 million in the prior year. Adjusted EBITDA(1) in 2025 totaled $2.4 billion, an increase of 10 percent from 2024, driven by higher prices and sales volumes in the Potash segment, margin expansion in the Mosaic Fertilizantes segment, and improved margins in India and China within the Corporate segment. These positive drivers were partially offset by lower sales volumes in the Phosphate segment.
In 2025, the Company achieved its $150 million value capture target versus 2023 and expanded the program to target an additional $100 million in 2026 versus 2025. Approximately $100 million of the value capture achieved in 2025 was captured in Mosaic Fertilizantes through lower blended rock cost, higher co-product sales, and reduced scrap products.
Selling, general and administrative (SG&A) expenses were $534 million for full year 2025, up from $497 million in the prior year. The increase was primarily due to increased selling expenses in Mosaic Biosciences, increased employee benefit costs, and noncash amortization related to the Global Digital Acceleration project, partially offset by productivity improvements.
The effective tax rate for full year 2025 was 52.7% percent. The adjusted effective tax rate(1) was 30.8% percent excluding net unfavorable impacts from notable items. Cash taxes paid were $321 million for 2025.
Cash flow from operations was $825 million for 2025 versus $1.3 billion in 2024. The year over year decline primarily reflects higher balance sheet working capital, driven by a $428 million increase in finished product inventories, and $346 million related to higher phosphate rock volumes and sulfur prices. Due to weak demand, the inventory build accelerated in the fourth quarter resulting in cash flow from operations of $(56) million.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Capital expenditures for 2025 were $1.36 billion, up from $1.25 billion in 2024 driven primarily by higher spending to restore phosphate asset health and production reliability. Mosaic expects 2026 capital expenditures to be approximately $1.5 billion, reflecting higher spending for gypstack and clay settling areas. The increase is expected to be partially offset by lower cash spending on asset retirement obligations (ARO) and environmental reserves which are expected to decline from $408 million in 2025 to approximately $350 million in 2026.
Free cash flow(1) was $(535) million in 2025, compared to $47 million in 2024, driven by the factors outlined above.
Asset sales announced in 2025 are expected to yield total consideration of approximately $230 million, including approximately $170 million of cash payments over time, and the reduction of $60 million of ARO. This is in addition to further meaningful annual capital expenditure avoidance.
Mosaic paid a regular common dividend of $0.22 per share in the fourth quarter, returning $70 million to shareholders, with a total of $280 million returned to shareholders through dividends in 2025.
Potash:

In millions $ except as noted below	Q4 2025	Q4 2024	2025	2024
Net Sales (Billions)	$0.7	$0.6	$2.7	$2.4
Sales Volumes - million tonnes*	2.2	2.2	9.0	8.7
MOP Selling Price FOB mine	$264	$199	$255	$222
MOP Cash Cost of Production per tonne(1)	$77	$73	$75	$71
Gross Margin per tonne	$115	$55	$97	$74
Operating Earnings	$58	$123	$638	$604
Segment Adjusted EBITDA(1)	$336	$212	$1,183	$944
*Tonnes = finished product tonnes

The Potash segment reported net sales of $2.7 billion in 2025, up from $2.4 billion in 2024, reflecting higher prices and sales volumes. Operating earnings were $638 million, up from $604 million. Adjusted EBITDA(1) was $1.2 billion, up from $944 million in 2024, reflecting higher sales volume and prices.
Fourth quarter 2025 operating earnings were $58 million, down from $123 million in the prior-year period. Adjusted EBITDA(1) was $336 million, up from $212 million in the prior-year period, driven primarily by higher prices.
Potash production volumes were 8.8 million tonnes in 2025. Fourth quarter potash production volumes of 2.2 million tonnes reflected the temporary idling of operations at Esterhazy as a result of the previously reported fatality in early-December. In 2026, Mosaic expects total potash production of approximately 9 million tonnes, supported by record production at the Esterhazy site, which is expected to more than offset the volume impact of the Carlsbad divestiture.
MOP cash cost of production per tonne(1) was $75 in full year 2025, up from $71 in 2024, primarily reflecting a higher contribution of volumes produced at Colonsay.
First quarter of 2026 sales volumes are expected to be in the range of 2.0 and 2.2 million tonnes, with realized mine gate MOP prices in the range of $255 to $275 per tonne.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Phosphates:

In millions $ except as noted below	Q4 2025	Q4 2024	2025	2024
Net Sales (Billions)	$1.0	$1.2	$4.6	$4.5
Sales Volumes - million tonnes*	1.3	1.6	5.9	6.4
DAP Selling Price FOB plant	$686	$593	$670	$585
Phosphate Cash Cost of Conversion per tonne(1)	$112	$118	$125	$107
Blended Rock Cost Consumed in COGS per tonne(1)	$84	$87	$80	$85
Gross Margin per tonne	$17	$85	$74	$92
Operating Earnings (Loss)	$(98)	$44	$135	$225
Segment Adjusted EBITDA(1)	$144	$341	$917	$1,191
*Tonnes = finished product tonnes
The Phosphate segment reported net sales of $4.6 billion in 2025, up from $4.5 billion in the prior year, reflecting higher prices and offset by slightly lower sales volumes. Operating earnings were $135 million, down from $225 million in the prior year. Adjusted EBITDA(1) was $917 million, compared to $1.2 billion in 2024, reflecting higher cash cost of conversion and increased idle and turnaround expenses, partially offset primarily by higher stripping margins and lower blended rock cost.
Fourth quarter 2025 operating loss totaled $98 million, compared with operating profit of $44 million from the same period prior year. Fourth quarter adjusted EBITDA(1) was $144 million, down from $341 million in the prior year period, reflecting lower sales volumes, higher raw material costs, and higher idle and turnaround expenses.
Lower sales volumes in the fourth quarter were primarily driven by lower U.S. phosphate demand amid affordability challenges. As a result, Mosaic ended the quarter with finished product inventories above prior periods. Mosaic expects first quarter sales volumes of 1.7 to 1.9 million tonnes with DAP prices averaging $640 to $670 per tonne on an FOB basis, reflecting strong international demand and an expected recovery in U.S. purchases ahead of spring planting.
Sulfur costs in cost of goods sold averaged $306 per tonne in the fourth quarter. Benchmark sulfur prices rose above $500 per tonne late in the fourth quarter, impacting the value of raw material inventory. Mosaic expects the full impact of higher sulfur prices to be reflected in cost of goods sold in the second quarter. Each $10 per tonne increase in sulfur costs is estimated to reduce quarterly EBITDA by approximately $10 million.
Idle and turnaround expenses in the fourth quarter reflected planned work at the Bartow site and the Faustina ammonia plant. The work on the Faustina ammonia plant is expected to support an over 50% increase in ammonia production in 2026 from a low level in 2025, enhancing Mosaic's cost position and competitiveness.
Production volumes were 6.3 million tonnes in 2025, largely unchanged from 2024. Fourth quarter production volumes were 1.7 million tonnes, compared with 1.4 million tonnes in the prior-year quarter, as Mosaic benefited from initiatives to normalize production. During the quarter, market dynamics drove production mix decisions towards products with higher phosphoric acid content, resulting in flat end-product volumes compared to the third quarter.
Cash cost of conversion per tonne(1) was $125 in 2025, up from $107 per tonne in 2024, reflecting higher maintenance and repair costs and increased down time as Mosaic focused on improving phosphate asset reliability. Cash cost of conversion per tonne(1) was $112 in the fourth quarter, declining meaningfully from elevated levels earlier in 2025, and is expected to continue to normalize in 2026.
2026 production volumes are expected to be at or above 7.0 million tonnes, assuming a normal product mix and reflecting recent operating run rates. Mosaic’s continued focus on better execution provides upside potential beyond this baseline.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Mosaic Fertilizantes:

In millions $ except as noted below	Q4 2025	Q4 2024	2025	2024
Net Sales (Billions)	$1.1	$1.1	$4.8	$4.4
Sales Volumes - million tonnes*	2.1	2.2	9.0	9.0
Sales Volumes of produced product – million tonnes(3)	0.6	0.7	3.4	3.4
Average Finished Product Selling Price	$493	$433	$488	$440
Phosphate Cash Cost of Conversion per tonne(1)	$113	$85	$95	$94
Phosphate Blended Rock Cost Consumed in COGS per tonne	$98	$109	$97	$109
Gross Margin per tonne	$10	$46	$55	$45
Operating Earnings	$(26)	$79	$277	$238
Segment Adjusted EBITDA(1)	$45	$82	$567	$344
*Tonnes = finished product tonnes
(2)Represents volumes produced in Brazil and sold directly to third parties or through distribution.
The Mosaic Fertilizantes segment reported net sales of $4.8 billion in 2025, up from $4.4 billion, reflecting higher prices. Operating earnings were $277 million, up from $238 million in the prior year. Adjusted EBITDA(1) was $567 million, compared to $344 million in 2024, reflecting higher prices and improved operating margins.
Fourth quarter 2025 operating loss was $26 million, compared with an operating profit of $79 million in the prior year period, primarily due to a goodwill impairment. Segment gross margin per tonne declined to $10 per tonne, from $46 per tonne in the prior year, and adjusted EBITDA(1) to $45 million, from $82 million in the prior year period. Fourth quarter results were impacted by reduced sales volumes and distribution margin per tonne. The results also reflected lower production margins driven by a larger contribution of SSP sales, higher sulfur costs, and higher idle and turnaround expenses at Uberaba.
Full year sales volumes were 9.0 million tonnes, consistent with the prior year. Fourth-quarter sales volumes and distribution margin per tonne were impacted by intensified competition and tightening credit conditions. Mosaic has continued to adopt prudent risk management practices and prioritize sales to customers with strong credit profiles. Despite the challenging credit environment, Mosaic's market share remained steady in the Brazil fertilizer market in 2025.
Higher sulfur prices and a demand-driven shift toward lower-margin SSP products impacted the fourth quarter results. A sharp increase in sulfur prices late in the quarter, absent mitigating actions could materially impact production margins in 2026. In response, Mosaic temporarily curtailed SSP production at the Fospar JV and Araxa site, which together account for approximately 30% of Mosaic's production in Brazil. Mosaic continues to assess production plans as sulfur market conditions evolve.
Mosaic Fertilizantes phosphate cash cost of conversion per tonne(1) in 2025 was $95, slightly above the prior year of $94. Phosphate blended rock cost per tonne decreased to $97 in 2025, from $109 in the prior year, driven by higher volumes and reduced usage of higher cost imported rock.
First quarter sales volumes are expected to be below prior year levels, reflecting ongoing credit challenge and SSP production curtailment. Distribution margins per tonne are expected to be below the normal annualized $30-$40 range, reflecting typical seasonality. Production margins are expected to be below prior year levels due to higher sulfur costs and idle and turnaround expenses related to the SSP production curtailment. As a result, first quarter segment adjusted EBITDA is expected to be below $50 million.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Mosaic Biosciences Update
Mosaic Biosciences launched five new products(3) and net sales more than doubled to $68 million compared to the prior year. The business positively contributed to fourth quarter adjusted EBITDA. In 2026, Mosaic Biosciences expects to launch eight to ten new products and targets net sales to approximately double compared with 2025.
Agriculture Market and Macroeconomic Update
Ag commodity prices are generally stable, with outlooks for another sizable Brazilian soybean crop and North America planting expectation indicating a further shift toward corn acreage. Growers are expected to replenish nutrients removed by last year's strong crop, and additional government support payments are poised to support demand for the North American spring application period.

Plant Nutrient Market Update

Despite a slow fourth quarter, 2026 is poised to be more constructive, with momentum building as North America spring season approaches. Similar interest is expected in the upcoming application seasons in India, Brazil, and China. Prices have already responded positively to global demand since the start of the year.
Phosphate markets have tightened as China exports remain largely absent following the announcement of extended phosphate export restrictions, which are expected to remain in place through at least the first half of the year. Mosaic is fielding demand inquiries from destinations historically served by Chinese suppliers. Additionally, elevated sulfur prices have contributed to phosphate production curtailments in China and Brazil which may further tighten phosphate markets.
Potash markets are balanced, and China's early contract settlement is expected to provide greater price stability and supports a positive outlook for Canpotex. Like phosphate, potash prices have shifted higher, and current expectations suggest global shipments could reach record levels in 2026.
In Brazil, credit constraints persist but expanding planted acreage and strong crop yields are expected to support fertilizer demand in 2026 as growers rebuild soil nutrients. Importantly, the recent surge of low-analysis phosphate imports from China is unlikely to recur given enhanced export restrictions.
2026 Guidance Assumptions

Modeling Assumptions	Full Year 2026
Phosphate Production Volumes	At or above 7 million tonnes
Potash Production Volumes	Approximately 9 million tonnes
Total Capital Expenditures	Approximately $1.5 billion
Depreciation, Depletion & Amortization	$1.1- 1.2 billion
Selling, General, and Administrative Expense	$530 - $550 million
Net Interest Expense	$200 - $220 million
Adjusted Effective Tax Rate	Low-to-Mid 30's%
Cash Tax Rate	Mid-to-High 20's%

Modeling Assumptions	First Quarter 2026
Phosphate Sales Volumes (million tonnes)	1.7 - 1.9
DAP FOB Plant Prices	$640 - $670
Potash Sales Volumes (million tonnes)	2.0 - 2.2
MOP FOB Mine Prices	$255 - $275

(3) New products are defined as new brands or existing brands launched in new geographies.

Sensitivities Table
The Company provided the following sensitivities to help investors anticipate the potential impact of price movements in 2026.

Sensitivity	Full year adj. EBITDA impact(1)	2025 Actual
Average MOP Price / tonne (fob mine)(4)	$10/mt price change = $65 million (4)	$255
Average DAP Price / tonne (fob plant)	$10/mt price change = $80 million	$670
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(4) Includes impact of Canadian Resource Tax

About The Mosaic Company
The Mosaic Company (NYSE: MOS) helps the world grow the food it needs. Headquartered in Tampa, Florida, Mosaic is a leading producer and marketer of potash and phosphate fertilizer which are essential inputs for the world’s farmers. Through the Mosaic Biosciences platform, the company is advancing the next generation of biological solutions designed to improve nutrient use efficiency, strengthen crop performance, and support more sustainable agricultural systems. As a Fortune 500 company with 13,000 employees serving customers in more than 40 countries, Mosaic is helping build resilient and productive food systems for the future. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call February 25, 2026, at 11:00 a.m. Eastern Time to discuss fourth quarter and full year 2025 earnings results. A simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Such statements may include, but are not limited to, statements about future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic
Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: political and economic instability and changes in government policies in countries in which we have operations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks, including the impact of U.S.
tariffs and retaliatory tariffs on economic conditions; and other risks associated with Mosaic’s international operations; a material adverse change in our Ma'aden investment with respect to the financial position, performance, operations or prospects of
Ma'aden; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the
Mississippi River basin, the Gulf of America or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the
United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s potash mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission.
Actual results may differ from those set forth in the forward-looking statements.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share, or adjusted EPS, non-GAAP adjusted EBITDA, non-GAAP cash cost of conversion or production per tonne, or non-GAAP adjusted effective tax rate and free cash flow, collectively referred to as non-GAAP financial measures. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS, adjusted gross margin, and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and adjusted EBITDA is pretax. Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results.

We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or a quantitative reconciliation of forward-looking adjusted EPS, adjusted gross margin and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives and equity securities, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. Reconciliations for Non-GAAP financial measures contained in this press release are found below. Reconciliations for current and historical periods beginning with the quarter ended March 31, 2024 for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods. This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended December 31, 2025, the Company reported the following notable items which, combined, negatively impacted earnings per share by $1.86:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(44)	$6	$(0.12)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	2	(2)	—
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(14)	7	(0.02)
Ma'aden mark-to-market	Corporate and Other	Other non-operating income (expense)	(90)	7	(0.25)
ARO Adjustment	Phosphate/Potash	Other operating income (expense)	(64)	20	(0.14)
Environmental Reserve	Phosphate	Other operating income (expense)	(21)	8	(0.04)
Realized gain (loss) on RCRA Trust Securities	Phosphate	Other non-operating income (expense)	8	(2)	0.01
Net Gain on assets held for sale and transaction fees	Brazil/Corp	Other operating income (expense)/SG&A	100	(40)	0.18
Impairment of goodwill and asset write-offs	Brazil	Impairment of goodwill	(110)	20	(0.28)
Loss on assets held for sale	Potash	Loss (gain) on assets sold and to be sold	(189)	69	(0.38)
Brazil Valuation Adjustment	Brazil	(Provision for) benefit from income taxes	—	(261)	(0.82)
Total Notable Items			$(422)	$(168)	$(1.86)

For the three months ended December 31, 2024, the Company reported the following notable items which, combined, positively impacted earnings per share by $0.08:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(390)	$75	$(0.99)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(80)	15	(0.20)
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(13)	2	(0.04)
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	9	(2)	0.02
Realized gain (loss) on RCRA Trust Securities	Phosphate	Other non-operating income (expense)	(5)	1	(0.01)
ARO Adjustment	Phosphate	Other operating income (expense)	(23)	4	(0.06)
Hurricane Milton idle costs	Phosphate	Cost of goods sold	(52)	10	(0.13)
Gain on sale of equity investment	Phosphate	Other non-operating income (expense)	522	(43)	1.51
Ma'aden mark-to-market	Corporate and Other	Other non-operating income (expense)	28	(5)	0.07
ARO Adjustment	Potash	Other operating income (expense)	7	(1)	0.02
Arbitration reserve	Phosphate	Other Operating Expense/Non Controlling Interest	(43)	9	(0.11)
Total Notable Items			$(40)	$65	$0.08

Condensed Consolidated Statements of Earnings (Loss)
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended December 31,		Years ended December 31,
	2025	2024	2025	2024
Net sales	$2,973.7	$2,815.9	$12,052.4	$11,122.8
Cost of goods sold	2,631.1	2,514.0	10,150.5	9,610.9
Gross margin	342.6	301.9	1,901.9	1,511.9
Selling, general and administrative expenses	118.6	113.5	533.9	496.9
Loss (gain) on assets sold and to be sold	91.3	—	157.3	—
Impairment of goodwill	99.9	—	99.9	—
Other operating expenses	134.0	88.5	289.3	393.5
Operating earnings (loss)	(101.2)	99.9	821.5	621.5
Interest expense, net	(48.4)	(46.7)	(187.7)	(182.8)
Foreign currency transaction gain (loss)	(29.6)	(418.5)	271.7	(685.8)
Gain on sale of equity investment	—	522.2	—	522.2
Other income (expense)	(84.3)	33.5	307.4	40.3
Earnings (loss) from consolidated companies before income taxes	(263.5)	190.4	1,212.9	315.4
Provision for income taxes	255.0	33.8	639.8	186.7
Earnings (loss) from consolidated companies	(518.5)	156.6	573.1	128.7
Equity in net earnings of nonconsolidated companies	0.1	9.1	2.3	73.3
Net earnings (loss) including noncontrolling interests	(518.4)	165.7	575.4	202.0
Less: Net earnings (loss) attributable to noncontrolling interests	1.1	(3.3)	34.7	27.1
Net earnings (loss) attributable to Mosaic	$(519.5)	$169.0	$540.7	$174.9
Diluted net earnings (loss) per share attributable to Mosaic	$(1.64)	$0.53	$1.70	$0.55
Diluted weighted average number of shares outstanding	317.4	318.5	318.9	320.7

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$276.6	$272.8
Receivables, net	1,078.6	1,113.3
Inventories	3,363.0	2,548.4
Assets held for sale	73.5	—
Other current assets	445.8	563.8
Total current assets	5,237.5	4,498.3
Property, plant and equipment, net	13,982.6	13,352.6
Equity securities and investments in nonconsolidated companies	1,848.2	1,533.4
Goodwill	1,005.1	1,061.1
Deferred income taxes	811.6	958.3
Other assets	1,595.1	1,520.3
Total assets	$24,480.1	$22,924.0
Liabilities and Equity
Current liabilities:
Short-term debt	$759.9	$847.1
Current maturities of long-term debt	43.1	45.3
Structured accounts payable arrangements	480.1	402.3
Accounts payable	1,171.9	1,156.5
Accrued liabilities	1,472.5	1,720.1
Liabilities held for sale	55.3	—
Total current liabilities	3,982.8	4,171.3
Long-term debt, less current maturities	4,250.9	3,332.3
Deferred income taxes	1,000.8	942.8
Other noncurrent liabilities	3,011.4	2,862.9
Equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of December 31, 2025 and 2024	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 395,125,254 shares issued and 317,408,647 shares outstanding as of December 31, 2025, 394,648,654 shares issued and 316,932,047 shares outstanding as of December 31, 2024	3.2	3.2
Capital in excess of par value	29.2	2.1
Retained earnings	14,184.4	13,926.1
Accumulated other comprehensive loss	(2,131.9)	(2,449.0)
Total Mosaic stockholders’ equity	12,084.9	11,482.4
Non-controlling interests	149.3	132.3
Total equity	12,234.2	11,614.7
Total liabilities and equity	$24,480.1	$22,924.0

Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended December 31,		Years ended December 31,
	2025	2024	2025	2024
Cash Flows from Operating Activities:
Net earnings including noncontrolling interests	$(518.4)	$165.7	$575.4	$202.0
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	268.2	282.1	1,049.9	1,025.5
Deferred and other income taxes	196.1	(179.1)	251.8	(142.9)
Equity in net (earnings) of nonconsolidated companies, net of dividends	2.4	(6.5)	0.6	(55.7)
Accretion expense for asset retirement obligations	32.2	30.3	129.7	111.2
Amortization of debt financing fees	9.4	19.8	43.0	36.5
Share-based compensation expense	6.5	5.1	30.7	31.8
Impairment of goodwill	99.9	—	99.9	—
Unrealized (gain) loss on derivatives	(0.6)	81.5	(85.7)	104.1
Foreign currency adjustments	18.8	345.2	(267.1)	462.7
Loss (gain) on assets sold and to be sold	84.3	—	157.3	—
Gain on sale of equity investment	—	(538.2)	—	(538.2)
Unrealized (gain) loss on equity securities	90.3	(28.3)	(317.4)	(28.3)
Other	17.2	10.7	118.0	69.4
Changes in assets and liabilities:
Receivables, net	3.8	(136.2)	75.7	59.2
Inventories, net	(182.6)	241.7	(761.5)	(275.6)
Other current assets and noncurrent assets	(19.5)	100.5	8.1	(79.2)
Accounts payable and accrued liabilities	(190.5)	(161.4)	(359.6)	96.4
Other noncurrent liabilities	26.4	(13.6)	76.0	220.3
Net cash provided by (used in) operating activities	(56.1)	219.3	824.8	1,299.2
Cash Flows from Investing Activities:
Capital expenditures	(349.6)	(294.1)	(1,359.4)	(1,251.8)
Purchases of available-for-sale securities - restricted	(377.4)	(367.7)	(975.6)	(1,529.7)
Proceeds from sale of available-for-sale securities - restricted	371.2	382.0	949.1	1,501.1
Proceeds from sale of assets	73.0	3.9	79.0	16.8
Other	(4.5)	(0.6)	(2.6)	2.6
Net cash used in investing activities	(287.3)	(276.5)	(1,309.5)	(1,261.0)
Cash Flows from Financing Activities:
Payments of short-term debt	(5,070.8)	(4,358.3)	(16,471.4)	(16,779.6)
Proceeds from issuance of short-term debt	4,676.6	4,460.0	16,282.6	17,032.8
Payments from inventory financing arrangement	(601.2)	(399.9)	(2,005.8)	(1,805.0)
Proceeds from inventory financing arrangement	600.7	399.4	2,106.5	2,004.5
Payments of structured accounts payable arrangements	(206.7)	(232.7)	(906.1)	(755.0)
Proceeds from structured accounts payable arrangements	278.3	227.1	961.8	737.3
Payments of long-term debt	(18.9)	(12.0)	(73.4)	(67.2)

Proceeds from issuance of long-term debt	900.0	70.3	904.7	70.3
Collections of transferred receivables	355.3	95.4	572.5	425.5
Payments of transferred receivables	(355.3)	(96.9)	(572.5)	(425.5)
Repurchases of stock	—	(25.0)	—	(235.4)
Cash dividends paid	(69.9)	(66.5)	(280.4)	(270.7)
Dividends paid to non-controlling interest	(7.1)	(14.3)	(20.2)	(31.9)
Other	(19.6)	(9.9)	(46.3)	(32.0)
Net cash provided by (used in) financing activities	461.4	36.7	452.0	(131.9)
Effect of exchange rate changes on cash	3.3	(6.6)	26.3	37.9
Net change in cash, cash equivalents and restricted cash	121.3	(27.1)	(6.4)	(55.8)
Cash, cash equivalents and restricted cash—beginning of year	177.3	332.1	305.0	360.8
Cash, cash equivalents and restricted cash—end of year	$298.6	$305.0	$298.6	$305.0

	Years ended December 31,
	2025	2024

Reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets to the consolidated statements of cash flows:
Cash and cash equivalents	$276.6	$272.8
Restricted cash in other current assets	7.8	14.9
Restricted cash in other assets	14.2	17.3
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$298.6	$305.0
Reconciliation of Non-GAAP Financial Measures
Earnings Per Share Calculation

	Three months ended December 31,		Years ended December 31,
	2025	2024	2025	2024
Net earnings (loss) attributed to Mosaic	$(519.5)	$169.0	$540.7	$174.9
Basic weighted average number of shares outstanding	317.4	317.4	317.3	319.8
Dilutive impact of share-based awards	—	1.1	1.6	0.9
Diluted weighted average number of shares outstanding	317.4	318.5	318.9	320.7
Basic net earnings (loss) per share	$(1.64)	$0.53	$1.70	$0.55
Diluted net earnings (loss) per share	$(1.64)	$0.53	$1.70	$0.55

Notable items impact on earnings (loss) per share	$1.86	$(0.08)	$0.57	$1.43
Adjusted earnings per share	$0.22	$0.45	$2.27	$1.98

Reconciliation of Non-GAAP Financial Measures

	Years ended December 31,
	2025	2024
Net cash provided by operating activities	$824.8	$1,299.2
Capital expenditures	(1,359.4)	(1,251.8)
Free cash flow	$(534.6)	$47.4

Consolidated Earnings (in millions)	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Consolidated net earnings (loss) attributable to Mosaic	$(519)	$169	$541	$175
Less: Consolidated interest expense, net	(48)	(47)	(188)	(183)
Plus: Consolidated depreciation, depletion and amortization	268	283	1,050	1,025
Plus: Accretion expense	32	31	130	112
Plus: Share-based compensation expense	6	7	31	33
Plus: Consolidated provision for (benefit from) income taxes	256	34	640	187
Less: Equity in net earnings of nonconsolidated companies, net of dividends	—	9	—	58
Plus: Notable items not included above	414	32	(159)	545
Adjusted EBITDA	$505	$594	$2,421	$2,202

Income Tax Effective Tax Rate (in millions)	Year ended December 31,
2025
Income Tax Expense	$640
Earnings Before Tax	$1,213
Effective Tax Rate	52.7%

Income Tax Expense	$640
Tax Discretes Excluding Notable	3
Tax Expense on All Other Notable Items (see notable items table for details of these items)	(308)
Adjusted Income Tax Expense	$335

Earnings Before Tax	$1,213
Earnings Impact of All Notable Items (net of non-controlling interest)	(126)
Adjusted Earnings Before Tax	$1,087

Adjusted Effective Tax Rate	30.8%

Reconciliation of Non-GAAP Financial Measures

	Three months ended December 31,		Years ended December 31,
Potash Earnings (in millions)	2025	2024	2025	2024
Operating Earnings	$58	$123	$638	$604
Plus: Depreciation, Depletion and Amortization	83	93	336	338
Plus: Accretion Expense	3	2	12	9
Plus: Foreign Exchange Gain (Loss)	46	(185)	85	(180)
Plus: Other Non Operating Income	1	1	4	1
Plus: Notable Items	145	178	108	172
Adjusted EBITDA	$336	$212	$1,183	$944

	Three months ended December 31,		Years ended December 31,
Phosphate Earnings (in millions)	2025	2024	2025	2024
Operating Earnings (Loss)	$(98)	$44	$135	$225
Plus: Depreciation, Depletion and Amortization	130	143	501	506
Plus: Accretion Expense	25	25	102	85
Plus: Foreign Exchange Gain (Loss)	(3)	(4)	(3)	(5)
Plus: Other Non Operating Income (Expense)	5	517	(7)	519
Plus: Dividends from equity investments	—	—	—	15
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	—	(4)	29	25
Plus: Notable Items	85	(388)	218	(129)
Adjusted EBITDA	$144	$341	$917	$1,191

	Three months ended December 31,		Years ended December 31,
Mosaic Fertilizantes (in millions)	2025	2024	2025	2024
Operating Earnings (Loss)	$(26)	$79	$277	$238
Plus: Depreciation, Depletion and Amortization	46	40	174	159
Plus: Accretion Expense	4	4	16	18
Plus: Foreign Exchange Gain (Loss)	(57)	(84)	(52)	(256)
Plus: Other Non Operating Income (Expense)	(2)	(2)	(5)	(8)
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	1	1	2	1
Plus: Notable Items	81	46	159	194
Adjusted EBITDA	$45	$82	$567	$344

Reconciliation of Non-GAAP Financial Measures

	Three months ended December 31,		Years ended December 31,
Corporate and Other Earnings (in millions)	2025	2024	2025	2024
Operating Earnings (Loss)	$(34)	$(146)	$(229)	$(446)
Plus: Depreciation, Depletion and Amortization	9	7	39	23
Plus: Accretion Expense	6	7	30	32
Plus: Foreign Exchange Gain (Loss)	(15)	(145)	242	(246)
Plus: Other Income (Expense)	(89)	39	316	50
Plus: Earnings (Loss) from Equity Investments	—	—	2	—
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	—	(1)	2	(2)
Plus: Notable Items	103	196	(644)	308
Adjusted EBITDA	$(20)	$(41)	$(246)	$(277)

Reconciliation of Non-GAAP Financial Measures

	Three months ended December 31,		Years ended December 31,
	2025	2024	2025	2024
Potash
Total COGS	$430	$434	$1,792	$1,745
Depreciation & accretion expense	86	94	348	344
Canadian Resource Taxes	77	56	273	232
Change in Inventory	(1)	24	(51)	(2)
Non-MOP Production Costs	104	97	582	583
Total MOP Cash Costs	$164	$163	$640	$588
Production tonnes (thousands)	2,128	2,223	8,513	8,321
MOP Cash Costs of Production per production tonne	$77	$73	$75	$71

Phosphate
Total COGS	$992	$1,027	$4,139	$3,925
Depreciation & accretion expense	147	157	603	592
Miski Mayo costs	60	54	154	198
Change in Inventory	198	264	830	1,028
Non Production Costs	268	277	1,236	938
Cash cost of U.S. Mined Rock	133	108	529	496
U.S. Rock Production tonnes (thousands)	2,290	2,061	9,497	9,013
Cash costs of U.S. mined rock/production tonne	$58	$52	$56	$55
Phosphate cash costs of conversion	$186	$167	$787	$673
Production tonnes (thousands)	1,666	1,413	6,272	6,290
Phosphate cash costs of conversion per production tonne	$112	$118	$125	$107

Fertilizantes
Total COGS	$1,125	$986	$4,355	$4,016
Distribution product costs	829	704	3,448	2,890
Depreciation & accretion expense	50	44	190	173
Change in Inventory	(14)	(17)	(318)	(93)
Non Production Costs	83	82	293	275
Rock cash costs of production	92	91	369	409

Potash cash costs of production	8	16	73	71
Production tonnes (thousands)	27	108	350	396
Potash cash costs of production per production tonne	$286	$151	$207	$181

Phosphate cash costs of conversion	$77	$66	$298	$291
Production tonnes (thousands)	683	781	3,138	3,105
Phosphate cash costs of conversion per production tonne	$113	$85	$95	$94